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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3, dated January 9, 1997, of Ross Systems, Inc. of our report dated September 26, 1996 on our audit related to the consolidated balance sheet of Ross Systems, Inc. as of June 30, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, and the related financial statement schedule incorporated by reference in the registration statement on Form S-3. We also consent to the reference to our firm under the caption "Experts" in the registration statement on Form S-3.


/s/ Coopers & Lybrand LLP

Atlanta, Georgia
January 9, 1997